MEMORANDUM OF LICENSE AGREEMENT

MADE AND ENTERED INTO ON THIS 1ST DAY OF MAY, 2000

BY AND BETWEEN:     GATOR MARKETING CONCEPTS INC., a body politic and corporate, duly incorporated according to the laws of Barbados, hereinafter referred to as the

                                   "LICENSOR"

AND: TELEHUBLINK CORPORATION, a body politic and corporate, duly incorporated according to the laws of Delaware, hereinafter referred to as the

                                   "LICENSEE"

PREAMBLE

WHEREAS the Licensor has developed a proprietary system to assemble content and/or manufacture, distribute, market and sell consumer benefit packages (the "System");

WHEREAS the Licensor is the owner of the Trade Mark "Triple Gold";

WHEREAS the Licensor wishes to grant the right to use its System and Trade Marks to the Licensee based on the terms and conditions more fully described hereinbelow.

NOW, THEREFORE, THE PARTIES HERETO WITNESSETH THEIR COVENANT AS FOLLOWS:

1. PREAMBLE

   The Preamble to the present Agreement shall form part of the Agreement itself as if it were enumerated at length herein.

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2. DEFINITIONS

   The following terms shall have meanings as set forth below.

   (a) "LICENSED PRODUCTS" shall be defined as those products that are sold with the System and/or associated by the Licensee with the Trade Marks, which products are set out in Schedule "A" as modified from time to time by Licensee with Licensor's prior approval, by affixing labels containing the Trade Marks, or part thereof, to the Licensed Products;

   (b) "SYSTEM" shall mean the proprietary system used to collate, assemble content, manufacture, distribute, market and sell the Licensed Products, as may be amended from time to time by the Licensor;

   (d) "TERM" shall mean a period of twenty (20) months, starting May 1st, 2000 and ending January 1st, 2002;

   (c) "TERRITORY" shall mean the geographical area as set forth in Schedule "B" as may be amended from time to time with the written consent of the parties and any other trade marks the parties may apply during the term hereof;

   (d) "TRADE MARKS" shall mean the Trade Marks as set forth in Schedule "C" as may be amended from time to time with the written consent of the parties and any other trade marks the parties may apply during the term hereof;

3. RIGHTS GRANTED

   Licensor hereby grants to Licensee, upon the terms and conditions set forth herein, an exclusive, personal, non-transferable, non-assignable License, without the right to grant sublicenses, to use the System and the Trade Marks associated to it solely in conjunction with the sale of the Licensed Products in the Territory and provided that the license may be transferred or used by any Licensee's affiliated companies. In the event that the license is to be transferred or used by any such affiliated companies, Licensee shall first advise Licensor in writing of the intended user and a description of the Licensed Products so affected.

4. OWNERSHIP OF ARTWORK AND DESIGN

   Licensee acknowledges and agrees that Licensor is owner of all artwork and designs involving the Trade Marks supplied by the Licensor pursuant to this Agreement. Licensee further agrees that, during the term of this Agreement, and after its termination, it shall not use said artwork and/or designs in connection with the distribution and sale of the Licensed Products or any other product except as

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   provided in this Agreement. Nothing herein contained shall impair the
   Licensee's use and ownership of its own trade marks, art work, and designs during and after the termination of this Agreement, and whether or not the same had been used or associated with the Licensed Products or the Trade Mark during the course of this Agreement.

5. GOODWILL AND PROMOTIONAL VALUE

   (a) Licensee recognizes the value of the good will associated with the System and the Trade Marks and acknowledges that the System and Trade Marks, and all rights therein and the good will pertaining thereto, belong exclusively to Licensor,

   (b) Licensee agrees that its use of the Trade Marks shall inure to the benefit of the Licensor and that the Licensee shall not, at any time, acquire any rights in the Trade Marks by virtue of any use it may make of the Trade Marks;

6. QUALITY STANDARDS

   The Licensee agrees to act honestly and in good faith with respect to the commercial exploitation of the System and the Trade Marks in conjunction with the Licensed Products and to use reasonable commercial business efforts to develop the market for the Licensed Products using the System and the Trade Marks. In that connection, the Licensee agrees to protect the goodwill in the System and the Trade Marks insofar as associated with the Licensed Products to the same extent that the Licensee would protect its own system and trade marks of similar quality, and with a view to not consuming the goodwill in the System and the Trade Marks so that to the extent possible, there will be commercial value therein after the expiration of this License. Subject to the foregoing obligations, including without limitation the obligations to act honestly and in good faith, it is acknowledge and agreed that the Licensee is empowered in its sole discretion to exercise its commercial business judgment as to the best method to position and market the Licensed Products.

7. CO-OPERATION AND INPUT

   Without in any way derogating from the discretion of the Licensee set out in section 6 hereof, the Licensee agrees to give the Licensor an opportunity to have input into the nature, quality, and pricing of Licensed Products to be distributed by the Licensee and into the Licensee's marketing plans in respect thereof. The Licensee will consider in good faith any suggestions that the Licensor may have in respect of the foregoing matters, but the Licensee shall be entitled in its sole discretion to decide whether it will or will not implement any such suggestions.

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8. ROYALTIES

   In consideration of the License granted herein, the Licensee shall pay to the Licensor the following royalties which royalty payment shall be made in the manner provided hereinbelow on the total net sales, "net sales" being defined as total paid sales less returns, of the Licensed Products for the relevant period:

   (a) In the first EIGHT months of the Term, royalties in a minimum guaranteed amount of TEN THOUSAND US DOLLARS (US$10,000.00) per week, which amount shall be paid weekly, beginning May 1st, 2000;

   (b) In the ninth to the fourteenth month of the Term, royalties of TEN US DOLLARS (US$10.00) per Licensed Product sold, excluding in-bound sales, which amount shall be paid weekly, beginning January 1st, 2001; and

   (c) In the fifteenth month to the end of the Term, royalties of FIVE US DOLLARS (US$5.00) per Licensed Product sold, excluding in-bound sales, which amount shall be paid weekly, beginning July 1st, 2001.

   The Licensee shall submit to the Licensor within five (5) days of the end of each week of the term of this Agreement, or any renewal thereof, a detailed statement of all sales and returns during the week in question.

   During the last three (3) months of the present Agreement, it is understood and agreed that Licensee shall hold back an amount equal to ten (10) percent of the amount payable during the said three (3) months under the present Agreement's as reserve for returns, which amount shall held In Trust by Licensee for the benefit of Licensor. Upon receipt of payments for the Licensed Products sold during the last three (3) months of the present Agreement, Licensee shall remit to Licensor the said reserve less returns.

   It is understood that the parties shall negotiate in good faith an amount of royalties payable to Licensor for Licensed Products sold through in-bound sales, which amount shall be payable, in addition to any other amount payable under the present agreement, on the total in-bound net sales starting from the first day of the ninth month of the Term.

   Notwithstanding the preceding and section 6 of the present agreement, Licensee represents and warrants to Licensor that it shall maintain and expand the commercialization of the Licensed Products through out-bound sales made either by its own employees or by independent sub-contractors. Consequently, Licensee undertakes to retain the services of brokers in order to identify, approach and recruit sub-contractors whose services shall retained for purpose of selling the Licensed

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   Products on out-bound sales basis, with Licensee's approval, which approval shall not be with-held unreasonably.

9. DURATION OF THE AGREEMENT

   This Agreement shall remain in force for a period of eighteen (18) months unless sooner terminated by either party under the terms and conditions as stated herein.

10. BOOKS, RECORDS

    Licensee agrees that it shall keep complete and accurate written books of accounts and records, maintained in accordance with generally accepted accounting principles consistently applied, at its principal place of business, covering all merchandise distributed and sold under the System and Trade Marks. Licensor at its expense, shall be entitled to appoint a duly qualified accounting firm (the "Licensor's Auditors") to attend at the offices of the Licensee during normal business hours at a time not inconvenient to the operation of the Licensee's business (acting reasonably) and upon reasonable notice during the term of this Agreement, its renewal, or within one hundred and twenty (120) days after the Licensee gives its final royalty statement upon the termination of this Agreement, for the purpose of auditing the Licensee's books of accounts and records and all other documents and materials in the possession or under the control of Licensee including computer records, backups, tapes, floppies, etc. and other electronic information storage and retrieval systems reasonably necessary to determine the royalties payable under this Agreement. The Licensor's Auditors shall keep in confidence the information and detailed working papers generated from such audit as they would do if they were the Licensee's auditors; provided that nothing herein contained shall prohibit such auditors from otherwise disclosing such information with the Licensee's consent, or disclosing such information in any action between the Licensor and Licensee as evidence in support of the Licensor's Auditor's conclusions as to royalties payable. The Licensor's Auditors shall give the Licensee all reasonable access to their working papers and to their conclusions before publishing same. As the result of that process, the Licensor's Auditors shall be entitled to publish to the Licensor, in accordance with generally accepted accounting principles and at a financial statement summary level, the Licensor's Auditors' conclusions as to the relevant Sales and relevant royalties payable thereon. If as a result of the audit, the Licensee agrees (or a court of competent jurisdiction determines) there is evidence to the effect that the Licensee had understated the royalties payable to the Licensor by an amount at least equal to the Licensor's Auditors' cost of conducting the audit, then the Licensee shall also reimburse the Licensor for the costs of the Licensor's Auditors incurred in the process.

11. OWNERSHIP OF THE TRADE MARKS
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                                       6

   (a) It is understood and agreement that Licensor is the sole and exclusive owner of all right, title and interest in and to the System and Trade Marks and that Licensee shall use such System and Trade Marks as a licensee of Licensor,

   (b) Licensee agrees that nothing in this Agreement shall give to Licensee any right, title, or interest in the System and/or Trade Marks, other than the license to use the System and Trade Marks; that such System and Trade Marks are the sole property of Licensor, that all such uses by Licensee of such System and Trade Marks shall enure only to the benefit of Licensor, and it being understood that all rights, title or interest relating thereto are expressly reserved by Licensor except for the rights being licensed hereunder;

   (c) Licensee agrees and acknowledges that if it has obtained or obtains in the future, in any country, any right, title, or interest in any marks which are confusingly similar to the Trade Marks, (including the filing of any application for the Trade Marks or Service Mark registration or the obtaining of any issued registration), that Licensee has acted or will act as an agent and for the benefit of Licensor. Licensor further agrees to execute any and all instruments deemed by Licensor, its attorneys or representatives, to be necessary to transfer such right, title, or interest to Licensor to protect Licensor's right, title and interest in such marks;

12. THIRD PARTY INFRINGEMENT

    Licensee agrees to notify Licensor in writing of any infringements or limitations by third parties of the System and/or Trade Marks, which may come to Licensee attention. In the event that a third party should infringe upon the System and/or any of the Trade Marks rights or any other rights under the Agreement in the Territory, the Licensor shall, at it sole discretion, take whatever action it will deem necessary to protect the System and/or Trade Marks and concerning any action to be taken:

   (a) Licensor shall proceed against the infringer alone, and shall bear all expenses alone, and Licensor shall be exclusively entitled to any damages recovered;

   (b) The same provisions that apply in Sub-paragraph (a) above, shall apply mutatis mutandis it if is agreed that Licensee shall proceed against the infringer alone;

   (c) The parties shall assist each other in any infringement action, free of charge;

   (d) The Licensee shall not take any action on account of any infringement without first obtaining the written consent of the Licensor.

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                                   7

    In addition, and in consideration of the covenants contained herein, the Licensor represents and warrants that the Licensor has the full power and authority to grant the license hereunder to the Licensee, and the Licensor hereby agrees to indemnify and save harmless the Licensee from any and all claims, liabilities, actions, costs or expenses that the Licenseee may hereafter suffer or incur as the result of a claim from any other person to the effect that the Licensee's use of the System and Trade Marks in association with the Licensed Products in accordance with this Agreement infringes the rights of any other person.

13.  ASSIGNABILITY

    The license granted hereunder is and shall remain personal to Licensee and shall not be granted, assigned or otherwise conveyed by any act of Licensee or by operation of law, save and except to affiliated companies as contemplated in Section 3. Any attempt on the part of Licensee to arrange to sublicense or assign to any third parties its rights under this Agreement without the prior written approval of the Licensor shall consititue a material breach of this Agreement; however, such approval shall not be withheld without reasonable cause.

14. NO AGENCY, JOINT VENTURE PARTNERSHIP

    The Parties agree that no agency, joint venture, or partnership is created by this Agreement, and that neither Party shall incur any obligation in the name of the other without the other's prior written consent.

15. INDEMNIFICATION

    Except for claims of Trade Marks infringement or similar claims, Licensee will indemnify, defend or hold Licensor harmless from any and all liabilities, claims, obligations, suites, judgments and expenses whatsoever, including court costs and attorney's fees, which Licensor may incur or which may be asserted against Licensor and which arise or occur with respect to the operation of Licensee's business as it relates to the design, distribution, promotion, advertisement, and sale of the Licensed Products under the System and Trade Marks; and it is further provided that Licensor shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand. Such indemnity shall extend to liabilities and claims incurred after the termination of this Agreement but which are based on acts or events whose proximate cause arose during this Agreement.

16. TERMINATION
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                                   8

    The following termination rights are in addition to the termination rights provided elsewhere in this Agreement:

    (a) Immediate Right of Termination

    Licensor shall have the right to immediately terminate this Agreement if Licensee does any one of the following and Licensee fails to cure the same within ten (10) days following written notice thereof from Licensor or if same is not reasonably curable with the said delay, if the Licensee fails to initiate the cure of same within ten (10) days of written notice thereof from the Licensor and thereafter falls to diligently and continuously pursue the remedy;

        (i) If the Licensee is in material breach of any of its covenants under this Agreement; or

        (ii) Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products because of safety, health or other hazards, or risks to the public; or

        (iii) In the event that Licensee shall file a voluntary petition in bankruptcy or be adjudicated a bankrupt or insolvent, or in the event of the appointment of a receiver by a Court of competent jurisdiction or the making of an assignment for the benefit of creditors, or shall seek protection from its creditors pursuant to the provisions of the Companies' Creditors Arrangement Act, or if a writ of execution is issued against Licensee or if Licensee's assets are seized by any person, Licensor may, at its option, terminate this Agreement upon no less than five (5) days' notice; provided, however, that such termination shall not impair or prejudice any right or remedy that the Licensor might otherwise have under this Agreement.

    (b) Right to Terminate on Notice

        (i) It is understood that the grant of the License herein by Licensor is premised upon the present character and composition of Licensee's management and Licensee's general good standing and reputation in the business community, and is therefore personal to Licensee. In the event of the sale or transfer of a substantial portion of the assets of Licensee's business or of a breach of the terms set out in section 11 above or of a merger or consolidation of Licensee's business with any other entity, or in the event of substantial change in the control of Licensee, unless Licensor will have given its prior consent, which
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                                       9

             consent shall not be unreasonable withheld, to such changes in writing, Licensor may, at its option, terminate this Agreement on twenty-one (21) days written notice to Licensee;

    Upon such termination, neither party hereto shall have any further rights or obligations under this Agreement, save and except in respect of obligations which have accrued to the date of termination, and save and except in respect of the obligations set out in paragraph 17 hereof.

17. EFFECT OF TERMINATION

    (a) Upon expiration or termination of this Agreement, subject to subparagraph (c) of this section all rights and licenses granted to Licensee hereunder shall immediately expire and Licensee shall immediately cease and desist from using the System and Trade Marks and shall, within thirty (30) days after expiration or termination of this Agreement as the case may be, furnish Licensor with a full and detailed written statement of the Licensed Products in its inventory on the date of expiration or termination (the "Inventory") and of contractual commitments then in effect for the manufacture and sale of the Licensed Products (the "Commitments"). Licensor shall have the option of conducting a physical inventory at the time of expiration or termination and/or at a later date in order to ascertain or verify such statement. In the event that the Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its rights hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other remedies available to it;


    (b) After the expiration or termination of this Agreement, all rights granted to Licensee shall forthwith revert to Licensor who shall be free to license others to use the System and Trade Marks in connection with the manufacture, offering for sale, sell, advertising, promotion, shipment and/or distribution of the Licensed Products and Licensee shall refrain from further use of the System and Trade Marks or any further reference to them, either directly or indirectly, in connection with the manufacture, offering for sale, sale, advertising, promotion, shipment and/or distribution of Licensee's products. To this end, Licensee will be deemed to have automatically assigned to Licensor upon such expiration or termination, the System and Trade Marks, equities, good will, titles, and other rights in or to the Licensed Products and all adaptations, compilations, modifications, translations and versions thereof, and all other Trade Marks used in connection therewith which have been or may be obtained by Licensee or which may vest in Licensee and which have not already been assigned to Licensor. Licensee shall upon the expiration or termination of this Agreement and at the expense of the Licensor execute any

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                                       10

         instruments reasonably requested by Licensor or its legal counsel to accomplish or confirm the foregoing. Any such assignment shall be without further consideration than the mutual covenants and considerations of this Agreement. Licensee shall further turn over to Licensor all materials that reproduce the System and Trade Marks or shall give Licensor satisfactory evidence of their destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by Licensee or by others of such materials that are not turned over to Licensor;

    (c) Licensor shall have the fulfill commitments in effect at the date of termination and Licensor shall have the first right to purchase any Licensed Products in Licensee's possession that are unsold on the date of such expiration or termination. Should Licensor decide not to purchase said Licensed Products at this stage, Licensee may sell the same, in a manner consistent with past practices for a period of twelve
         (12) months after the expiration or termination hereof, subject to the payment of the relevant royalties under the present Agreement;

    (d) Upon the termination and/or expiration of the License Agreement, Licensee shall cause any business registration associated with the Licensed Products to be changed or dissolved within a delay of sixty
         (60) days and shall provide Licensor with a certified copy of evidence of same within the same delay. All signs indicating the Trade Marks or business registration must be removed and all stationary, invoices, etc. must be destroyed within the same delay. Licensee undertakes not to convey the impression of any continued association in any way with the Licensor and the Licensed Products;

    (e) Licensor may thereafter, in its sole discretion enter into such agreements as it deems desirable, with any other party, for the promotion and sale of the Licensed Products in the Territory.

18. MODIFICATION; WAIVER

    (a) No modification of any of the terms or provisions of this Agreement shall be valid unless contained in a writing signed by the parties;

    (b) No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature;

    (c) Resort by Licensor to any remedies referred to in its Agreement or arising by reason of a breach of this Agreement by Licensee shall not be construed as a waiver by Licensor of its right to resort to any and all other legal and

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                                       11

         equitable remedies available to Licensor.

19. FORCE MAJEURE/ACT OF GOD

    Neither Licensor nor Licensee shall be liable to each other or be deemed in breech or default of any obligations contained in this Agreement, for any delay or failure to perform due to causes beyond its reasonable control, including but not limited to delay due to causes beyond its reasonable control, including but not limited to delay due to the elements, acts of government, acts of God, fires, floods, epidemics, embargoes, riots, strikes, any of the foregoing events being referred to as a "Force Majeure" condition. In such event, dates for performance shall be extended for the period of delay resulting from the Force Majeure condition. The party affected by a Force Majeure condition shall, as soon as practicable, notify the other party of the nature and extend of such condition.

20. NOTICE

    All notices, approvals, consents, requests, demands or other communications to be given to either party in writing may be effected by personal delivery or by prepaid registered mail, return receipt requested or by telefax. Such communication shall be addressed to Licensee and Licensor at their respective addresses as set forth in the preamble above (or to such other address as may have been transmitted in writing by the party concerned to the other party) and shall be effective upon actual delivery to that address.

21. GOVERNING LAW

    This Agreement is to be interpreted and construed in accordance with the laws of Barbados.

22. ENTIRE AGREEMENT

    This Agreement contains the entire understanding of the parties and there are no representations, warranties, promises, or undertakings other than those contained herein. This Agreement supersedes and cancels all previous agreements between the parties hereto.

23. CONFIDENTIAL INFORMATION

    Licensor and Licensee agree (and shall instruct their partners, officers, directors, designers, and other persons to whom disclosure is made) to keep all designs, manufacturing instructions, and other information relating to the System and Licensed Products that are not otherwise available to the public, whether furnished by one to the other or in way either party, as strictly confidential,

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                                       12

    and the same shall be used by either party solely under this Agreement and for the purposes of marketing of the Licensed Products. This obligation shall survive the termination of this Agreement.

24. BINDING EFFECT

    This Agreement shall be binding on the parties, and they each warrant that the undersigned are authorized to execute this Agreement on behalf of their respective parties.

25. SURVIVAL OF THE RIGHTS

    Notwithstanding anything to the contrary contained herein, such obligations which remain executory after expiration of the term of this Agreement shall remain in full force and effect until discharged by performance and such rights as pertain thereto shall remain in force until their expiration.

26. SEVERABILITY

    In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

27. CAPTIONS

    The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purposes of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof nor shall such captions otherwise be given any legal effect.

28. LANGUAGE CLAUSE

    At the request of all of the Parties hereto this Agreement has been drafted in English. Les Presentes ont ete redige en langue anglaise a la demande exprese des parties.
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IN WITNESS WHEREOF, THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL TAKE
EFFECT AS OF THE DATE AND YEAR FIRST WRITTEN ABOVE.

                                        GATOR MARKETING CONCEPTS INC.


                                        Per: ________________________



                                        TELEHUBLINK CORPORATION


                                        Per:  _______________________

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                                       14

                                  SCHEDULE "A"

                               LICENSED PRODUCTS

TRIPLE-GOLD PACKAGE

Please see copy of the Clam Shell and content attached to the present
Agreement.
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                                       15

                                  SCHEDULE "B"

                                    TERRITORY

North America
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                                  SCHEDULE "C"

                                   TRADE MARKS

TRIPLE GOLD